EXHIBIT 10.28

EMPLOYMENT OFFER LETTER
June 20, 2015

Boris Shnayder
10-03 Fairhaven Place,
Fair Lawn NJ 07410

Dear Boris,
We feel that your skills and background will be a valuable asset to EPAM Systems, Inc. (“EPAM”)
In result, EPAM is pleased to extend this offer of employment to on the terms described below.

Role/Responsibility:
Subject to satisfying all the conditions of employment set forth in this letter you will join EPAM in a full-time position as a Senior Vice President and Co-Head of Global Business, on July 1st, 2015. This position will report directly to me. Primary office location is in Newtown, PA.
Your responsibilities will include but not limited to the following:
To co-head and be responsible for EPAM Global Business with a primary focus on portfolio of EPAM customers across North and Latin Americas. You will be part of EPAM executive team and extensively interface with members of this team across the corporation including EPAM leaderships of Sales, Delivery, Operations and Financial functions.

Compensation and Employee Benefits:
Your starting gross annual salary will be $250,000.00, less applicable taxes, deductions and withholdings, in accordance with our payroll practices which currently regularly scheduled pay days are on the 15th and the last day of each month.
You will be eligible to participate in EPAM’s Insurance Benefits in accordance with EPAM’s policy. Information concerning employee coverage information and payroll contributions will be accessible in the Employee Benefits Booklet. The Employee Benefits Booklet will be included with your employment packet at the time of hire.
Bonus Program:
As an EPAM employee, you are eligible to participate in EPAM’s annual bonus program. You will have a target potential bonus opportunity of up to $200,000. Any bonus awarded to you will depend on individual performance and EPAM’s achievement of corporate objectives, among other things. Specific individual performance objectives and other criteria will be established in the first approximately 60 days of your employment with EPAM. Awards under EPAM’s annual bonus program are not guaranteed, are discretionary and contingent on EPAM’s company performance and any other considerations determined by EPAM (including individual performance). Any such awards are also subject to approval by EPAM’s Board of Directors and your continued employment in good standing at the time of payment. Bonus awards are currently determined and paid toward the end of the first quarter

(typically March) for the prior fiscal year. EPAM’s fiscal year currently runs from January 1st through December 31st.
Equity Awards:
As a retention incentive, you will be granted 60,000 stock options and 15,000 restricted stock units on the last business day of the month you begin employment, subject to the terms of the Company’s 2015 Long Term Incentive Program (“LTIP”) and your signing the relevant Award Agreement.
Such grant will be under the terms of the EPAM Systems, Inc. 2015 Long Term Incentive Plan (or any similar or replacement equity plan, the “LTIP”) and subject to you signing EPAM’s Award Agreement. The stock and stock options awarded to you per this paragraph will vest in four equal tranches of 25% over four years on each anniversary of the Vesting Commencement Date (per the terms of the LTIP) and the exercise price per share for stock options will be based on the Fair Market Value as defined in the LTIP. You will not be required to make any payment to the Company with respect to receipt of this grant of stock options (though you acknowledge that you are responsible for the payment of exercise price in connection with any exercise of vested options).
Company Annual Equity Awards:
You may be eligible to participate in EPAM’s annual equity award program under the terms of the LTIP. It is expected that you will be eligible for annual equity awards in form and value in line with similarly leveled EPAM personnel. Equity awards under the LTIP are subject to vesting in four equal tranches of 25% over four years on each anniversary date of the grant, and Fair Market Value is determined as defined in the LTIP. Annual equity awards are currently determined and awarded around the end of the first quarter (typically March) of EPAM’s then-current fiscal year, are discretionary, and are subject to approval of EPAM’s Board of Directors and/or Compensation Committee approval and your signing EPAM’s standard award agreement. As an additional retention incentive, if you remain in employment with the Company on the fourth anniversary of the commencement of your employment, all of the unvested portions of the Annual Equity Awards granted prior to such anniversary shall accelerate and become vested.
Withholding Taxes:
All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Medical Benefits:
Beginning with your first day of employment, EPAM offers employees and immediate family members medical, dental and vision coverage. EPAM offers two medical plans from Independence Blue Cross (IBC) Personal Choice from which to choose. Dental and Vision coverage is provided through separate carriers.
Life insurance & Disability Benefits:
Beginning with your first day of employment, EPAM will provide you with Life Insurance, AD&D and Short/Long Term Disability benefit plans, at no additional cost to you.
401(K):
EPAM offers a 401(k) plan which you are eligible to enroll in at any time. EPAM will match up to 2% of your deferral amount. You are always 100% vested in your Plan contributions and your rollover contributions, plus any earnings they generate. Employer contributions to the Plan, plus any earnings they generate, are vested as follows:
Years of Service              Vesting Percentage
Less than 2 years                 0%
2 or more years of US employment     100%

Paid Time Off:
You will be eligible for 20 vacation days, annually, in accordance with EPAM’s policy. Based on your date of hire, these vacation days for the remainder of the year will be prorated. In addition, you are eligible to receive, five (5) sick days and one (1) personal day per year. The sick days may not be used as planned vacation, but rather used in the event of illness. Additionally, EPAM recognizes nine (9) paid holidays throughout the year.
Contingencies:
All employment offers are conditional upon the verification of your credentials, references, and employment eligibility; and the completion of any necessary medical, background, and reference checks, when required. In addition, your employment will be subject to the following contingencies:

•	Signing of the EPAM’s Confidential Assignment, Non-Compete and Non-Solicitation Agreement to be returned with the signed offer letter

•	Providing legal proof of your identity and authorization to work in the United States.

•	Completion of EPAM’s Code of Conduct Certification.

Employment Eligibility
By signing this letter, you confirm to EPAM that you are under no contractual or other legal obligations that would prohibit you from performing your duties with EPAM. To comply with immigration laws, you must provide EPAM with evidence of your identity and eligibility for employment in the United States no later than three (3) business days after your date of hire. If you are in visa status, you also must provide new or renewed evidence of your eligibility for employment immediately prior to or upon expiration of your visa authorization

At Will Employment:
Employment with EPAM Systems, Inc., is for no specific period of time. Consistent with Pennsylvania state law, your employment will be “at-will” at all times. This means that you have the right to terminate your employment at any time for any reason, with or without cause. Although your employment is at-will, we ask that, in the event you elect to resign your employment, you provide at least two weeks of notice to EPAM. In turn, EPAM will have the right to terminate your employment at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as EPAM personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in a written agreement signed by you and EPAM Systems, Inc., Chief Executive Officer.
Entire Agreement:
If you accept this employment offer, please sign and date both the enclosed duplicate original of this letter and the EPAM’s Confidential Assignment, Non-Compete and Non-solicitation Agreement and return them to the Company representative. This letter along with the enclosed agreement sets forth the terms of your employment and supersedes any prior written or oral representation or agreements.
This employment offer is valid for 14 days from the date of this letter.
We look forward to having you join EPAM.
Sincerely,

/s/ Arkadiy Dobkin

Arkadiy Dobkin, President & CEO EPAM Systems, Inc.

AGREED TO:

EMPLOYEE: Boris Shnayder
By: /s/ Boris Shnayder Date: June 20, 2015